Exhibit 99.1

Party City Announces Third Quarter 2017 Financial Results; Reports Total Revenue, Retail and Wholesale Sales and Brand Comparable Sales for Fiscal October 2017

Announces $100 Million Share Repurchase Program

ELMSFORD, N.Y.— Party City Holdco Inc. (NYSE:PRTY) today announced financial results for the third quarter ended September 30, 2017, as well as total revenue, retail and wholesale sales and brand comparable sales for fiscal October 2017.

For the quarter ended September 30, 2017, the Company reported total revenues of $560.1 million, up 0.6% from the prior year period or up 0.3% on a constant currency basis. Income from operations increased 1.3% to $37.4 million and adjusted EBITDA (see “Non-GAAP Information”) increased slightly to $66.1 million. Reported GAAP diluted earnings per share were $0.08 in the third quarters of both 2017 and 2016. Adjusted diluted earnings per share increased 8.3%, to $0.13 from $0.12 in the third quarter of fiscal 2016 (see “Non-GAAP Information”).

James M. Harrison, Chief Executive Officer, stated, “Our bottom-line performance in the third quarter once again demonstrated the inherent benefits of our unique vertical model. Despite modest topline growth, and slightly softer than expected retail brand comps, in part driven by the hurricane disruptions, we delivered solid financial performance which was largely in-line with expectations, as we focused on the core fundamentals of gross margin expansion and disciplined cost control, resulting in Adjusted EPS growth of over 8%.”

Mr. Harrison continued, “We are encouraged by the progress made on our strategic growth initiatives during the quarter, and remain focused on enhancing the shopping experience both in our stores and online. We are also encouraged by the comp sales performance across our permanent stores and the improved trend for the core Everyday business. However, our web business experienced platform performance issues that negatively affected traffic levels on our site and drove the overall brand comp sales decline in the quarter, and we are aggressively addressing these issues.”

For fiscal October 2017 (for the Company’s retail segment fiscal October 2017 consisted of the five-week period ended November 4, 2017), the Company reported total revenue of $475 million, or 5.5% above the same period of last year. Growth in the month was driven both by the retail segment (revenue of $419 million, a 4.0% increase) and the wholesale segment (sales of $56 million, a 20% increase). Brand comparable sales, which include Company-owned Party City stores in the U.S. and Canada and North American e-commerce operations, decreased 1.4%.

During the Halloween season, the Company operated 272 temporary Halloween City stores, compared to 270 in 2016.

“We are also pleased to announce today that our Board of Directors approved a $100 million share repurchase program, as our consistent free cash flow affords us the opportunity to return value to shareholders, while we also remain focused on reinvesting in the business, pursuing accretive acquisitions, and paying down debt. This authorization gives us the flexibility to make opportunistic share repurchases as we continue to allocate capital in a balanced and disciplined manner to drive shareholder returns,” added Mr. Harrison.

Highlights for the third quarter:

•	Total revenues of $560.1 million, including a $5 million hurricane-related headwind, increased 0.6% on a reported basis or 0.3% on a constant currency basis.

•	Wholesale share of shelf[1] increased 290 bps to 78.0% during the third quarter, principally due to increased manufactured share of shelf.

•	Reported net income of $10.1 million or $0.08 on a per share basis, compared to $10.2 million, or $0.08 per share in the prior year period. Adjusted net income increased 8.4% to $15.2 million, or $0.13 on a per share basis, from $14.0 million, or $0.12 per share, in the prior year period. Both reported EPS and adjusted EPS reflect an approximate $0.02 per share hurricane and foreign exchange-related headwind, offset partially by $0.01 per share of tax rate favorability.

•	Adjusted EBITDA increased slightly to $66.1 million, despite $2.5 million of hurricane related headwind.

•	Free cash flow[2] increase of nearly 11%, to $49.1 million.

“Based on our year-to-date performance, we are updating our full year guidance. Looking ahead, we remain focused on executing our retail initiatives as well as elevating our e-commerce capabilities which, combined with the power of our vertical model, will drive sustainable top and bottom line improvement.” Mr. Harrison concluded.

Third quarter summary:

•	Reported net income of $10.1 million compared to $10.2 million in the third quarter of 2016.

•	Adjusted net income increased 8.4% to $15.2 million, compared to $14.0 million for the prior year quarter.

•	Adjusted EBITDA increased slightly to $66.1 million, despite approximately $2.5 million of hurricane headwind, compared to $66.0 million in the third quarter of 2016.

•	Reported diluted earnings per share totaled $0.08, flat with the prior year quarter. Adjusted diluted income per share increased 8.3% to $0.13 from $0.12 in the third quarter of 2016, despite $0.02 per share hurricane and foreign exchange-related headwind, offset partially by $0.01 per share of tax rate favorability.

•	Total revenues of $560.1 million, including a $5 million hurricane-related headwind, increased 0.6% on a reported basis or 0.3% on a constant currency basis.

•	Retail sales increased 4.7% on a reported basis (4.5% on a constant currency basis) driven primarily by increased store count through acquired franchise stores (36), one acquired independent store and new store growth (20 net new Party City stores) in the past twelve months.

•	Brand comparable sales, adjusted for the approximate 140 basis points negative impact of the hurricanes, decreased 1.2% during the third quarter.

•	Net third-party wholesale revenues decreased 6.1% on a reported basis (decreased 1.6% on an adjusted basis when adjusting for currency effect, as well as the impact of eliminating $9.8 million in intercompany sales for the 36 franchise store acquisitions over the last twelve months).

•	Total gross profit margin increased 40 basis points to 35.9% of net sales, primarily due to higher share of shelf and reduced product costs.

•	Operating expenses totaled 29.5% of revenues (an increase of 20 basis points from Q3 2016), and increased 1.1% over the third quarter of 2016 to $165.2 million.

•	The effective tax rate was 25.7%, compared to 33.9% in the third quarter of 2016. The decrease in the effective tax rate was principally due to discrete items related to uncertain tax positions, stock option exercises and return-to-provision adjustments, partially offset by the impact of state tax rate changes on deferred tax liabilities.

•	During the quarter, the Company opened six new stores and closed one store.

Balance sheet highlights as of September 30, 2017:

The Company ended the quarter with $1,730 million in debt (net of cash) resulting in net debt leverage3 of 4.3 times and approximately $372 million in availability under its asset-based revolving credit facility.

Share Repurchase Program:

The Company also announced today that its Board of Directors has approved a share repurchase program under which the Company may purchase up to $100 million of its outstanding common shares from time to time, depending upon a variety of factors, including market and industry conditions, share price, regulatory requirements and other corporate considerations, as determined by the Company from time to time. The authorization expires on November 12, 2018, subject to extension or earlier termination by the Board of Directors. The Company may purchase shares of its common stock in open-market and/or privately negotiated transactions in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, and repurchases may be executed pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. The authorization may be suspended or discontinued at any time without notice.

Fiscal 2017 Outlook:

For full-year 2017, the Company is adjusting its guidance as follows:

•	Total revenue of $2.36 to $2.39 billion

•	Brand comparable sales flat to down 1%

•	Adjusted EBITDA of $400 to $410 million

•	Adjusted net income of $146 to $151 million

•	Adjusted diluted EPS of $1.21 to $1.25*

•	Net debt leverage of approximately 3.5x by the end of 2017

•	GAAP net income of $121 to $126 million

•	GAAP diluted EPS of $1.00 to $1.04*

*	The above outlook excludes any impact from potential share repurchases made by the Company.

The Company has reconciled Non-GAAP outlook measures to the most directly comparable GAAP measures later in this release. See “Non-GAAP Information” and “Reconciliation of 2017 Outlook” for a more detailed explanation, including definitions of the various Non-GAAP terms used in this release.

[1]	The percentage of our retail product cost of sales supplied by our wholesale operations
[2]	Defined as adjusted EBITDA less capital expenditures
[3]	Defined as net debt to adjusted EBITDA

Conference Call Information

A conference call to discuss the third quarter 2017 financial results and fiscal October 2017 sales is scheduled for today, November 9, 2017, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (833) 241-4256 (U.S. domestic) and (647) 689-4207 (international), and enter conference ID#99511792, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investor.partycity.com/. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by eliminating items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release. We also evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. We also provide free cash flow, defined as Adjusted EBITDA less capital expenditures, and net debt leverage, which is calculated by adding Loans and Notes Payable, Current Portion of Long Term Obligations and Long Term Obligations, Excluding Current Portion, subtracting Cash and Cash Equivalents and dividing by Adjusted EBITDA for the trailing twelve month period. Adjusted Earnings per Share is calculated by dividing Adjusted Net Income by the Weighted Average Number of Common Shares-Diluted. We believe providing these non-GAAP measures provides valuable supplemental information regarding our results of operations and leverage, consistent with how we evaluate our performance. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its core operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Party City’s expectations regarding revenues, brand comparable sales, Adjusted EBITDA, Adjusted net income/loss, adjusted diluted earnings per share, average common shares outstanding and the effective tax rate. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s latest Form 10-K and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include over 900 specialty retail party supply stores (including approximately 150 franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contact

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Source: Party City Holdco Inc.

PARTY CITY HOLDCO INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2017	2016
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$58,143	$64,610
Accounts receivable, net	169,059	134,091
Inventories, net	687,254	613,868
Prepaid expenses and other current assets	84,859	68,255

Total current assets	999,315	880,824
Property, plant and equipment, net	298,758	292,904
Goodwill	1,631,806	1,572,568
Trade names	567,507	566,599
Other intangible assets, net	65,023	76,581
Other assets, net	12,703	4,502

Total assets	$3,575,112	$3,393,978

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$241,339	$120,138
Accounts payable	169,130	163,415
Accrued expenses	184,115	149,683
Income taxes payable	—	46,675
Current portion of long-term obligations	13,064	13,348

Total current liabilities	607,648	493,259
Long-term obligations, excluding current portion	1,534,146	1,539,604
Deferred income tax liabilities	282,376	278,819
Deferred rent and other long-term liabilities	80,389	65,507

Total liabilities	2,504,559	2,377,189

Redeemable securities	3,000	—

Stockholders’ equity:

Common stock (119,662,869 and 119,515,894 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively)	1,197	1,195
Additional paid-in capital	915,090	910,167
Retained earnings	188,049	157,666
Accumulated other comprehensive loss	(36,783)	(52,239)

Total stockholders’ equity	1,067,553	1,016,789

Total liabilities, redeemable securities and stockholders’ equity	$3,575,112	$3,393,978

PARTY CITY HOLDCO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Net sales	$557,350	$553,382	$1,572,966	$1,523,094
Royalties and franchise fees	2,759	3,568	9,020	11,009

Total revenues	560,109	556,950	1,581,986	1,534,103

Expenses:
Cost of sales	357,523	356,662	978,142	952,294
Wholesale selling expenses	16,274	14,739	47,946	45,854
Retail operating expenses	100,739	100,746	281,981	278,070
Franchise expenses	3,636	3,370	10,666	10,507
General and administrative expenses	37,971	38,972	125,763	115,828
Art and development costs	5,898	5,543	17,638	16,596
Development stage expenses	680	—	7,092	—

Total expenses	522,721	520,032	1,469,228	1,419,149

Income from operations	37,388	36,918	112,758	114,954

Interest expense, net	23,228	22,424	65,214	67,857
Other expense (income), net	593	(905)	860	(4,107)

Income before income taxes	13,567	15,399	46,684	51,204
Income tax expense	3,483	5,219	16,301	18,903

Net income	$10,084	$10,180	$30,383	$32,301

Comprehensive income	$15,329	$6,028	$45,839	$22,355

Net income per common share-Basic	$0.08	$0.09	$0.25	$0.27

Net income per common share-Diluted	$0.08	$0.08	$0.25	$0.27

Weighted-average number of common shares-Basic	119,587,339	119,406,751	119,546,451	119,340,610
Weighted-average number of common shares-Diluted	120,912,849	120,472,297	120,907,979	120,312,492

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$10,084	$10,180	$30,383	$32,301
Interest expense, net	23,228	22,424	65,214	67,857
Income taxes	3,483	5,219	16,301	18,903
Depreciation and amortization	20,694	20,015	62,519	61,186

EBITDA	57,489	57,838	174,417	180,247
Non-cash purchase accounting adjustments	1,500	—	6,350	3,689
Restructuring, retention and severance (a)	212	92	8,839	254
Deferred rent (b)	2,719	7,095	5,634	12,240
Closed store expense (c)	1,285	971	4,164	2,927
Foreign currency losses (gains), net	36	(1,767)	(1,684)	(6,945)
Employee equity based compensation (d)	630	948	3,852	2,829
Non-employee equity based compensation (e)	21	—	3,286	—
Undistributed loss (income) in unconsolidated joint ventures	134	113	(92)	380
Corporate development expenses (f)	1,634	683	6,078	1,895
Hurricane-related costs	385	—	385	—
Other	84	61	562	118

Adjusted EBITDA	$66,129	$66,034	$211,791	$197,634

Adjusted EBITDA margin	11.8%	11.9%	13.4%	12.9%

(a)	During the first quarter of 2017, the Company entered into a consulting agreement with Gerald Rittenberg and recorded a severance charge in accordance with the terms of such agreement (this amount excludes a $1,362 stock option modification charge for Mr. Rittenberg, which is included in “Employee equity based compensation” in this table). Additionally, during the first quarter of 2017, the Company restructured its retail operations and recorded a severance charge. Further, the “restructuring, retention and severance” amounts in the adjusted EBITDA table also include additional restructuring, retention and severance charges incurred by the Company and excluded from the definition of adjusted EBITDA in the Company’s credit facilities (see “Non-GAAP Information” above for a discussion of the Company’s use of adjusted EBITDA).
(b)	The deferred rent adjustment reflects the difference between accounting for rent and landlord incentives in accordance with GAAP and the Company’s actual cash outlay for such items.
(c)	Charges incurred related to closing underperforming stores.
(d)	The first quarter of 2017 includes a $1,362 stock option modification charge for Gerald Rittenberg.
(e)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services.
(f)	Primarily represents start-up costs for Kazzam and third-party costs related to acquisitions (principally legal expenses).

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Income before income taxes	$13,567	$15,399	$46,684	$51,204
Intangible asset amortization	3,879	4,049	11,704	12,182
Non-cash purchase accounting adjustments (a)	2,241	(102)	8,165	4,991
Amortization of deferred financing costs and original issuance discounts	1,240	1,277	3,699	3,821
Restructuring, retention and severance (b)	(323)	—	7,491	—
Non-employee equity based compensation (c)	21	—	3,286	—
Hurricane-related costs	385	—	385	—
Employee equity based compensation (d)	630	948	3,852	2,829

Adjusted income before income taxes	21,640	21,571	85,266	75,027
Adjusted income tax expense (e)	6,467	7,568	30,713	27,918

Adjusted net income	$15,173	$14,003	$54,553	$47,109

Adjusted net income per common share - diluted	$0.13	$0.12	$0.45	$0.39

Weighted-average number of common shares-diluted	120,912,849	120,472,297	120,907,979	120,312,492

(a)	On July 27, 2012, PC Merger Sub, Inc., which was our wholly-owned indirect subsidiary, merged into Party City Holdings Inc. (“PCHI”), with PCHI being the surviving entity (the “Transaction”). As a result of the Transaction, the Company applied the acquisition method of accounting and increased the value of certain property, plant and equipment. The impact of such adjustments on depreciation expense increased the Company’s expenses. These property, plant and equipment depreciation amounts are included in “Non-cash purchase accounting adjustments” for purposes of calculating “adjusted net income,” but are excluded from “Non-cash purchase accounting adjustments” for purposes of calculating adjusted EBITDA since they are included in depreciation expense.
(b)	During the first quarter of 2017, the Company entered into a consulting agreement with Gerald Rittenberg and recorded a severance charge in accordance with the terms of such agreement (this amount excludes a $1,362 stock option modification charge for Mr. Rittenberg, which is included in “Employee equity based compensation” in this table). Additionally, during the first quarter of 2017, the Company restructured its retail operations and recorded a severance charge.
(c)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services.
(d)	The first quarter of 2017 includes a $1,362 stock option modification charge for Gerald Rittenberg.
(e)	Represents income tax expense/benefit after excluding the specific tax impacts for each of the pre-tax adjustments. The tax impacts for each of the adjustments were determined by applying to the pre-tax adjustments the effective income tax rates for the specific legal entities in which the adjustments were recorded.

PARTY CITY HOLDCO INC.

RECONCILIATION OF 2017 OUTLOOK

(In millions, unaudited)

Full year 2017
Outlook
Net income:	$121 - $126
Intangible asset amortization, net of tax:	9
Restructuring, retention and severance, net of tax:	5
Non-cash purchase accounting adjustments, net of tax:	5
Equity based compensation, net of tax:	4
Amortization of deferred financing costs and original issuance discount, net of tax:	2

Adjusted net income:	$146 - $151

Net income:	$121 - $126
Income taxes:	72 - 76
Interest expense, net:	87
Depreciation and amortization:	84

EBITDA:	$364 - $373
Corporate development expenses:	9
Restructuring, retention and severance:	9
Equity based compensation:	8
Deferred rent:	6 - 7
Non-cash purchase accounting adjustments:	6
Foreign exchange gains:	(2)

Adjusted EBITDA:	$400 - $410

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands, except percentages)

	Three Months Ended September 30,
	2017		2016
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$381,858	68.2%	$416,387	74.8%
Eliminations	(188,565)	(33.7%)	(210,562)	(37.8%)

Net wholesale	193,293	34.5%	205,825	37.0%
Retail	364,057	65.0%	347,557	62.4%

Total net sales	557,350	99.5%	553,382	99.4%
Royalties and franchise fees	2,759	0.5%	3,568	0.6%

Total revenues	$560,109	100.0%	$556,950	100.0%

	Nine Months Ended September 30,
	2017		2016
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$929,255	58.7%	$945,071	61.6%
Eliminations	(459,416)	(29.0%)	(465,189)	(30.3%)

Net wholesale	469,839	29.7%	479,882	31.3%
Retail	1,103,127	69.7%	1,043,212	68.0%

Total net sales	1,572,966	99.4%	1,523,094	99.3%
Royalties and franchise fees	9,020	0.6%	11,009	0.7%

Total revenues	$1,581,986	100.0%	$1,534,103	100.0%

	Three Months Ended September 30,
	2017		2016
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$141,334	38.8%	$133,177	38.3%
Wholesale	58,493	30.3%	63,543	30.9%

Total	$199,827	35.9%	$196,720	35.5%

	Nine Months Ended September 30,
	2017		2016
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$447,787	40.6%	$419,283	40.2%
Wholesale	147,037	31.3%	151,517	31.6%

Total	$594,824	37.8%	$570,800	37.5%

PARTY CITY HOLDCO INC.

OPERATING METRICS

	Three Months Ended September 30,		LTM 2017
	2017	2016
Store Count
Corporate Stores:
Beginning of period	789	730	737
New stores opened	6	8	28
Acquired	—	—	37
Closed	(1)	(1)	(8)

End of period	794	737	794
Franchise Stores:
Beginning of period	147	183	184
New stores opened	1	1	3
Sold to Party City	—	—	(36)
Closed	—	—	(3)

End of period	148	184	148

Grand Total	942	921	942

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Share of Shelf (a)	78.0%	75.1%	78.0%	75.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Brand comparable sales (b)	-2.6%	1.2%	-0.3%	1.3%

(a)	Share of shelf represents the percentage of our retail product cost of sales supplied by our wholesale operations.
(b)	Party City brand comparable sales include North American e-commerce sales.